SCHEDULE 14C

Information Statement Pursuant to Section 14(c) of the
Securities Exchange Act of 1934

Check the appropriate box:

[ ] Preliminary Information Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))
[X] Definitive Information Statement

FACT CORPORATION
(Name of Registrant As Specified In Its Charter)

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DEFINITIVE INFORMATION STATEMENT
FACT CORPORATION
1530 -9th Ave S.E.,
Calgary, Alberta T2G 0T7

WE ARE NOT ASKING YOU FOR A PROXY
AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

FACT CORPORATION
a Colorado corporation

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Notice is hereby given of the time and place of an Annual Meeting of the Shareholders of FACT Corporation (the "Corporation"). Such meeting to be held at 821 Highway 33, Freehold, New Jersey 07728 on Thursday, July 17, 2003 at the hour of 7:00 o'clock in the evening, Eastern Daylight Time, for the following purposes:

  to elect the Members of the Board of Directors for the ensuing year;

  to approve the appointment of the firm of Miller and McCollom as independent auditors for the fiscal year 2003;

  to approve the reverse split of the Corporation's Class A common shares on the basis of one (1) Class A common share for every four (4) Class A common shares held by each shareholder;

  to approve a 2003 stock option and stock award plan (the "Plan") of up to 1,000,000 stock options whereby employees, officers, directors and/or consultants of the Corporation may be compensated through the granting of stock options and stock awards; the Plan will be for such number of shares that is equal to twenty percent (20%) of the Corporation's total issued and outstanding shares as at the time that the Corporation adopts a formal written Plan; directors will be eligible for no more than 25% of the shares authorized under the Plan and executive officers will be eligible for no more than 25% of the shares authorized under the Plan.

Only shareholders of record as of the close of business on the 27th day of June, 2003 will be entitled to vote at this Meeting. This Information Statement was first sent to the Corporation's shareholders on July 7, 2003.

The Corporation is not soliciting Proxies in connection with this Meeting. However, you have the option of submitting a Proxy instead of attending the Meeting. If you elect to use a Proxy and require a sample form of Proxy, please contact the Corporation by telephone at 403-204-0260 or e-mail to jdanforth@factfoods.com and a sample will be provided to you for your convenience. You may use the designated Proxy holder on the sample Proxy provided at your request or you may insert another person that you so desire to attend and vote in your stead.

DATED AND MAILED at Calgary, Alberta this 7th day of July, 2003.

BY ORDER OF THE BOARD OF DIRECTORS OF
FACT CORPORATION

/s/ Jacqueline R. Danforth
Jacqueline R. Danforth
President

INFORMATION STATEMENT
FOR ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD JULY 17, 2003

This Information Statement is being first mailed on July 7, 2003, to the shareholders of FACT Corporation, a Colorado corporation (the "Corporation"), by the Board of Directors for use at the Annual Meeting of Shareholders (the "Meeting") to be held at 7:00 o'clock in the evening. Eastern Daylight Time on July 17, 2003, at 821 Highway 33, Freehold, New Jersey 07728, or at such other times and places to which the Meeting may be adjourned (the "Meeting Date").

The purpose of the Meeting is to consider and act upon (i) to elect the Members of the Board of Directors for the ensuing year; (ii) to approve the appointment of the firm of Miller and McCollom as independent auditors for the fiscal year 2003; (iii) to approve the reverse split of the Corporation's Class A common shares on the basis of one (1) Class A common share for every four (4) Class A common shares held by each shareholder; and (iv) to approve a 2003 stock option and stock award plan (the "Plan") of up to 1,000,000 stock options whereby employees, officers, directors and/or consultants of the Corporation may be compensated through the granting of stock options and stock awards, the Plan will be for such number of shares that is equal to twenty percent (20%) of the Corporation's total issued and outstanding shares as at the time that the Corporation adopts a formal written Plan; directors will be eligible for no more than 25% of the shares authorized under the Plan and executive officers will be eligible for no more than 25% of the shares authorized under the Plan.

RECORD DATE

The record date for determining the shareholders entitled to vote at the Meeting was the close of business on June 27, 2003 (the "Record Date"), at which time the Corporation had issued and outstanding 8,031,931 Class A shares of Common stock, no par value and 2,000,000 Class C shares of Common Stock, no par value ("Common Stock"). The shares of Common Stock constitute the only outstanding voting securities of the Corporation entitled to be voted at the Meeting.

NO DISSENTERS' RIGHT OF APPRAISAL

The Corporation's shareholders do not have dissenter's rights of appraisal in connection with any of the matters to be voted on by the shareholders at the annual meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information, as of June 27, 2003, regarding the beneficial ownership of the Corporation's Class A common stock and the Corporation's Class C common stock by each person known by the Corporation to be the beneficial owner of more than 5% of the outstanding Class A common stock and more than 5% of the outstanding Class C common stock, by each of the Corporation's officers and directors, and by the officers and directors of the Corporation as a group. Information is also provided regarding beneficial ownership of Class A common stock if all outstanding options, warrants, rights and conversion privileges (to which the applicable officers and directors have the right to exercise in the next 60 days) are exercised and additional shares of Class A common stock are issued.

TITLE OF CLASS	BENFICIAL OWNER	AMOUNT AND NATURE OF BENEFICIAL OWNER	PERCENT OF CLASS (1)

Class A Common	Caribbean Overseas Investments Ltd. (2) 25 Regent St., Belize City, Belize	1,167,164 Class A common shares (3)	Class A - 13.97%

Class A Common	Bahamian Overseas Investment Fund Sociedad (4) Nassau, Bahamas	1,079,666 Class A common shares (5)	Class A - 13.06%

Class A Common	Buccaneer Holdings Inc.(6), P.O. Box 1678, Belize, Central America	1,080,038 Class A common shares (7)	Class A - 13.12%

Class A Common	Stone Canyon Resources Ltd. (8) 1530-9th Ave S.E., Calgary, Alberta T2G 0T7	898,050 Class A common shares; 860,550 Class A common shares held directly, 37,500 Class A common shares held indirectly. (9)	Class A - 11.18%

Class A Common	Texas T Petroleum Ltd. (10) 1530-9th Ave S.E. Calgary, Alberta T2G 0T7	506,000 Class A common shares	Class A - 6.30%

Class A Common Class C Common

W. Scott Lawler, director of FACT Corporation, director of Capital Reserve Canada Limited, director of Food and Culinary Technology Group, Inc., director of Fact Bread Company Inc., director of Wall Street Real Estate Ltd., and Secretary and a director of Wall Street Investment Corp.
c/o 1530-9th Ave S.E.
Calgary, Alberta, Canada T2G OT7

		427,842 Class A common shares held directly (11) 1,200,000 Class C common shares held in the name of International Securities Group Inc. (12)	Class A - 5.20% Class C- 60.0%

Class A Common

 Jacqueline R. Danforth, President, Secretary/Treasurer and director of FACT Corporation; director, President and secretary of Food and Culinary Technology Group, Inc., director of Fact Bread Company Inc., President, Secretary/Treasurer and director of Wall Street Real Estate Ltd., and President and director of Wall Street Investment Corp
c/o 1530-9th Ave S.E.
Calgary, Alberta, Canada T2G OT7

		556,834 Class A common shares, 201,000 Class A common shares held directly; (13) 309,167 held in the name of Argonaut Management Group Inc. (14)	Class A -6.7%

Class A Common	Paul Litwack, director of FACT Corporation; and director of Food and Culinary Technology Group Inc.	Options to purchase 100,000 Class A common shares held directly.	Class A - 1.2%

Class A Common Class C Common	Dr. Brian Raines, director of FACT Corporation 244 River Drive Massena, NY 13662-4106	Options to purchase 40,000 Class A common shares held directly. 160,000 Class C common shares held indirectly. (15)	Class A - .005% Class C - 8.0%

Class C Common	Steven Schechter, director of Food and Culinary Technology Group Inc., and director of Fact Bread Company Inc., 22 Kensington Drive Manalapan, New Jersey 07726	28,572 Class A common shares held directly; 160,000 Class C common shares held directly.	Class A - .004 Class C- 8.0%

Class C Common	Jennifer Flynn, 1088 Cox Cro Rd Toms River, NJ 08755	160,000 Class C common shares held directly.	Class C -8.0%

Class C Common	TM American Holdings Ltd. (16) Suite 820, 1550 Bedford Highway Bedford, Nova Scotia B4A 1E6	160,000 Class C common shares held directly.	Class C - 8.0%

Class C Common	Steven Capodicasa 2283 Woodland Terrace Scotch Plains, NJ 07076	160,000 Class C common shares held directly.	Class C - 8.0%

	N. Desmond Smith, President and director of Capital Reserve Canada Ltd. 2106 33rd Avenue SW Calgary, Alberta T2T 1Z6	No shares held

Class A Common Class C Common	All Officers and Directors as a group All Officers and Directors as a group	1,153,248 Class A common shares 1,520,000 Class C common shares	Class A - 13.45% Class C - 76%

(1)Based on 8,031,931 shares of Class A common stock and 2,000,000 shares of Class C common stock outstanding.

(2) The beneficial owner of Caribbean Overseas Investments Ltd. is Crysler Investments Inc. whose beneficial owner is Clifford L. Winsor.
(3) Includes 320,000 warrants for Class A common shares.
(4) The beneficial owner of Bahamian Overseas Investment Fund Sociedad is John King.
(5) Includes 235,000 warrants for Class A common shares.
(6) The beneficial owners Buccaneer Holdings Inc. are Walter Brown, Al Brown, Berta Tillman, Alfonso Sevasey, Renegade Recreational Rentals, Inc., Dorothy Vasquez, Rupert Flowers, Gerald Jones and Yvette Burks.
(7) Includes 200,000 warrants for Class A common shares.
(8) Stone Canyon Resources Ltd. is a private company with more than 50 shareholders. Caroline Winsor is the sole director and officer.
(9) Includes 37,500 shares held by Stone Canyon Resources Inc., a wholly owned subsidiary of Stone Canyon Resources Ltd.
(10) Texas T Petroleum Ltd. is a 72% owned subsidiary of Texas T Resources Inc., a public company trading on the Toronto Venture Exchange (TSX).
(11) Includes 6,000 Class A common shares held by Mr. Lawler's son - Nate Lawler and also includes 200,000 Class A incentive stock options.
(12) Mr. Lawler is the beneficial owner of International Securities Group Inc.
(13) Includes 46,667 warrants for Class A common shares; includes 200,000 Class A incentive stock options.
(14) Ms. Danforth is the beneficial owner of Argonaut Management Group Inc.
(15) 160,000 Class C common shares held in the name of Food Information Services Inc. a company of which Dr. Raines is the controlling shareholder.
(16) Mr. Thomas Murdoch is the controlling shareholder of TM American Holdings Ltd.

ELECTION OF DIRECTORS

The current Board of Directors has fixed the number of authorized directors at four. Thus, there are four directors to be elected for terms expiring at the Corporation's Annual Meeting of Shareholders in 2004 or until their successors have been elected and qualified. It is intended that the names of the persons indicated in the following table will be placed in nomination. Each of the nominees has indicated his willingness to serve as a member of the Board of Directors if elected; however, if any nominee becomes unavailable for election to the Board of Directors for any reason not presently known or contemplated, a substitute may be nominated and elected.

4 and 5

The nominees, each of whom have served as a Director of the Corporation during 2002 or during 2003 to the date of this Information Statement, are as follows:
Name	Age	Position
Jacqueline Danforth	31	President, Secretary, Treasurer and Director
W. Scott Lawler	41	Director
Dr. Brian Raines	65	Director
Paul Litwack	49	Director

REVERSE SPLIT

The Board of Directors is recommending a reserve split of the Class A common shares of the Corporation on the basis of 1 share for every 4 shares presently held. Should this agenda item receive shareholder approval the Corporation would have a total of 2,007,983 Class A common shares issued and outstanding after giving effect to the reverse split.

APPOINTMENT OF INDEPENDENT AUDITORS

Our board has approved the appointment of Miller & McCollom, Certified Public Accountants, as our independent auditors for our 2003 fiscal year. Miller & McCollom has acted as the Corporation's independent auditors since 1999. We do not expect a representative of Miller & McCollom to attend the annual meeting

Summarized below is the aggregate amount of professional fees billed by Miller & McCollom with respect to fiscal 2002:

Audit Fees:	$ 5,000.00
Financial information systems design and implementation fees:	$ -0-
All other fees	$ 6,650.00
Total	$11,650.00*

*$5,000.00 of these fees are estimated as the Corporation is awaiting final billing for the year end audit. This amount includes fees for the review of the quarterly reports for March, June and September, 2002.

STOCK OPTION PLAN

The Board of Directors is recommending acceptance of a stock award and stock option plan to allow it to attract new directors and employees with credentials satisfactory to assist the Corporation in its growth plans. The total number of shares to be authorized under the Plan will not exceed 20% of the Corporation's total issued and authorized shares of Class A common stock as of the time of completion and adoption of the written plan by the Board of Directors. Under the recommended plan directors will be granted no more than 25% of the total shares authorized under the plan and officers will be granted no more than 25% of the total shares authorized under the plan with the remaining 50% of the incentive stock options being granted to employees and consultants. The options will be granted at the direction of the Board of Directors. Also, options issued under the Plan that are deemed to be incentive stock options will be priced at no less than 110% of the then-current market price for the Class A common stock.

DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES OF THE CORPORATION AND ITS SUBSIDIARIES:

JACQUELINE R. DANFORTH - Ms. Danforth has been a member of the Board of Directors and the President of FACT Corporation since August 7, 2001. Ms. Danforth has been a director and Secretary-Treasurer of Food and Culinary Technology Group Inc. since its acquisition by the Corporation on November 7, 2001. Ms. Danforth became President of Food and Technology Group Inc, on July 22, 2002 Ms. Danforth was also named Secretary-Treasurer and appointed to the Board of Directors of Fact Bread Company Inc. on November 5, 2001, and has been President and a director of Wall Street Investment Corp since its re-instatement November 15, 2001. Ms. Danforth has been President and a director of Wall Street Real Estate Ltd since July 31, 2002 and a director of Capital Reserve Canada Limited since September 3, 2002. Ms. Danforth has spent the past several years in the employ of publicly traded companies providing management, administrative and accounting services. She was the Secretary, Treasurer and a member of the Board of Directors of Synergy Technologies Corporation, an oil and gas technology company, from December 1997 to June 2001. During her tenure at Synergy Technologies, Ms. Danforth was a member of Synergy's Audit Committee and a member of the boards of directors of Synergy Technologies three subsidiaries. Ms. Danforth also currently serves on the board of directors of Texas T Resources Inc., a publicly traded Alberta corporation and on the board of directors of its subsidiaries. She is the President and sole director of Argonaut Management Group, Inc., a private consulting company.

W. SCOTT LAWLER - Mr. Lawler became a director of FACT Corporation on November 1, 1999 and served as President of FACT from November 1, 1999 to August 7, 2001, as a director, secretary and treasurer of Capital Reserve Canada Limited since December 8, 1999 and a director of Capital Reserve Canada Limited since its inception on December 8, 1999, a Director of Wall Street Investment Corp since November 1, 1999, a Director of Food and Culinary Technology Group Inc. since August 15, 2001, and a director of Fact Bread Company Inc. since November 5, 2001. Mr. Lawler is an attorney and is admitted in the States of California and Utah. Mr. Lawler received a Bachelor's Degree in business management in 1984 from Brigham Young University and his Juris Doctorate degree from U.S.C. Law Center in 1988. Mr. Lawler was admitted to the California State Bar in 1988 and the Utah State Bar in 1995. Mr. Lawler has been the principal of Lawler & Associates, specializing in corporate and securities matters, since 1995. Mr. Lawler is currently the President and sole shareholder of International Securities Group, Inc., a private consulting company.

DR. BRIAN RAINES - Dr. Raines was appointed to the Board of directors of FACT Corporation in January 2003. Dr. Raines is also the Director of Science for FACT Group and has spent 40 years in various scientific and technical positions in the food industry. From 1998 to present, Dr. Raines has served as a consultant, providing basic scientific research adaptation in the specific area of nutraceuticals and functional foods. From 1990 to 1998 (retirement), Dr. Raines served as Vice President of Technical Services for Unilever Canada/Lipton. From 1980 to 1990, Dr. Raines served as Director of Research and Quality Control for Unilever/Lawry's Foods, Los Angeles. Prior to this he served in various technical management positions for Mars Inc., Berthelet and Leger. Dr. Raines is an active member of the Canadian Institute of Food Science and Technology and is currently serving as International Liasion. He is a past National President and Chair of the Toronto section. He is also a member of the Scientific Advisory Board of The National Institute of Nutrition. Dr. Raines has chaired various committees of the Institute of Food Technologies/USA and was awarded the distinguished service award for the Q.A. Division in 1992. Dr. Raines has a B.Sc. from Concordia Montreal and a Ph.D. from North Carolina State University. He is also a Fellow of the Canadian Institute of Food Science.

PAUL LITWACK - Mr. Litwack was appointed to the Board of Directors of FACT Corporation and FACT Group Inc. in January 2003. Mr. Litwack joined DA-TECH CORPORATION, an electronic manufacturing services company in 1999 and currently serves as Chairman and Chief Executive Officer. During the five years prior to joining DA-TECH, Mr. Litwack was Chief Executive Officer of Frankford Chocolate & Candy Company. From 1990 to 1993, Mr. Litwack was with Northfield Foods Inc. as vice President - Marketing/Sales and General Manager of their Ashe County Division. Prior to that, Mr. Litwack served as the Director of New Products and then the Director of Frozen Desserts for Kraft General Foods' Dairy Products Division. Mr. Litwack earned a BS in Engineering from Brown University in 1976 and an MBA from the Wharton School of Finance and Commerce in 1978.

STEVEN M. SCHECHTER, PhD. - Dr. Schechter has been the Senior Vice President of Research and Development and a director of Food and Culinary Technology Group Inc. since December 1, 2001 and a director of Fact Bread Company Inc. since November 5, 2001. Dr. Schechter has broad based experience as a Research and Development Manager in the food industry with expertise in new product development, regulatory compliance, strategic planning, quality assurance consumer testing, strategic alliance, and budget administration. Dr. Schechter has been instrumental in the development of 6 different U.S. patents and has received numerous professional awards and honors, including the Campbell's Souper Star Award in 1995, the General Foods Patent Award in 1983 and the General Foods President's Award in 1979 and 1983. From 2000 to 2001, Dr. Schechter served as Group Director of Food Development for Atkins Nutritionals of New York, New York. From 1998 to 2000, Dr. Schechter served as the Vice President of Product Development for MenuDirect of Piscataway, New Jersey. In 1997, Dr. Schechter was one of the principals that formed Superior Nutritional Corp. of Wilmington, Delaware. From 1989 to 1997, Dr. Schechter served in various positions for Campbell Soup Company including the Senior Program Manager of Soup Product Development. From 1975 to 1989, Dr. Schechter served as in various positions for General Foods Corporation, including Technical Supervisor for Commercial Technology, Maxwell House Division, Group Leader and Project Leader. Dr. Schechter received a Bachelor of Science degree in Chemistry from the City University of New York in 1975, a Masters of Science degree in Food Science/Chemistry from Rutgers University in 1978 and a Ph.D. in Food Science/Chemistry from Rutgers University in 1988.

N. DESMOND SMITH - Mr. Smith has been the President and a member of the board of directors of Capital Reserve Canada Ltd. since February 13, 2003. Mr. Smith has been the Manager of Development for Nostra Terra (Overseas) Ltd. since May 2000. In this capacity he is responsible for the development and operations of oil and gas projects in the Ukraine. From February 1995 to May 2000, Mr. Smith was the Chief Operating Officer of A&B Geoscience Corp., where he was responsible for the development of oil and gas projects in the Republic of Azerbaijan. Mr. Smith is a director of Texas T Resources Inc. and the President and a director of Lion's Gate Investments Ltd. He obtained his Bachelor of Science in Geology in 1975 from the University of British Columbia.

LEGAL ACTIONS

On June 4, 2003, Steven Schechter, Jennifer Flynn, Steven Capodicasa and a limited liability company owned by such individuals known as F.A.C.T. Group LLC (the "LLC"), filed a verified complaint against FACT Corporation, Food and Culinary Technology Group, Inc. ("FACT Group") and International Securities Group Inc. Until recently, Mr. Schechter and Ms. Flynn served as employees and officers of FACT Group. The case was filed in the Superior Court of New Jersey, Chancery Division, Monmouth County, docket number MON-C-164-03. The plaintiffs also made an application for the issuance of an order to show cause with temporary restraints. The plaintiffs requested, among other things, that the court order that the products and technology that were exclusively licensed by the LLC to FACT Group be returned to LLC. On June 13, 2003, the plaintiff's application for a temporary restraining order was denied in all respects by the court.

The parties are engaging in expedited discovery prior to a hearing on the order to show cause scheduled for July 28, 2003. No trial date has been set in this matter. The Corporation denies all of the allegations made against it by the plaintiffs and will continue to vigorously defend this lawsuit.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The following represents each person who did not file on a timely basis reports required by Section 16(a) of the Exchange Act during the most recent fiscal year or prior fiscal years:

Name	Reporting Person	Form 3/# of transactions	Form 4/# of transactions	Form5/# of transactions
Jacqueline Danforth	President and Member of the Board of Directors	N/A	N/A	Late/1
W. Scott Lawler	Member of the Board of Directors	N/A	N/A	Late/2

MEETINGS AND COMMITTES OF THE BOARD OF DIRECTORS

The business of the Corporation is managed under the direction of the Board of Directors. The Board of Directors meets on a regular basis to review significant developments affecting the Corporation and to act on matters requiring Board approval. All matters that require Board approval are acted on by unanimous written consent of the Board. The Board of Directors met 20 times and acted by unanimous consent 13 times during 2002. During 2002, Ms. Danforth and Mr. Lawler each participated in 100% of all Board meetings held during the period for which they were a director.

The Corporation has an audit committee consisting of three members including Dr. Brian Raines, Mr. Paul Litwack and Ms. Jacqueline Danforth. This committee was formed by a written charter adopted by the Corporation's Board of Directors, a copy of which is appended hereto. Mr. Litwack serves as the committee's financial expert. As this committee was formed in January 2003, it did not meet during the Corporation's 2002 fiscal year. The committee will meet quarterly with the Corporation's independent auditors to review and approve the interim and annual financial statements of the Corporation. The Corporation does not have a compensation or nominating committee. The functions customarily attributable to those committees are performed by the Board of Directors as a whole.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

The following summary compensation table sets forth certain information regarding the compensation paid during each of the Corporation's last three fiscal years to the Corporation's President. No other executive officer's total annual salary and bonus exceeded $100,000.00 during such years and thus no information regarding any other officers' compensation is required to be disclosed herein for the periods indicated.

SUMMARY COMPENSATION TABLE
ANNUAL COMPENSATION					LONG TERM COMPENSATION
					AWARDS		PAYOUTS
Name and Principal Position	Year	Salary	Bonus	Other Annual Compen-sation	Restricted Stock Awards	Securities Under-lying Options/ SARS	LTIP Pay-outs	All Other Compen-sation
Jacqueline Danforth, President	2002	$82,500(1)	-0-	-0-	-0-	-0-	-0-	-0-
Jacqueline Danforth, President	2001	$20,625(1)	-0-	-0-	-0-	200,000	-0-	-0-
W. Scott Lawler, President	2001	$80,000(2)	-0-	-0-	$116,065(4)	200,000	-0-	-0-
W. Scott Lawler, President	2000	$50,000(3)	-0-	-0-	-0-	-0-	-0-	-0-

(1) Ms. Danforth's monthly compensation is presently accrued and will be paid at the direction of the Board of Directors.

(2) Mr. Lawler received cash compensation for his services in the amount of $6,250 per month from January to April, 2001 and $6,875 per month from April to December, 2001 pursuant to a consulting contract.

(3) The Corporation had agreed to issue to Mr. Lawler a monthly restricted stock award of 5,000 shares of common stock in exchange for his services as president and director. For the period ending December 31, 2000, Mr. Lawler earned 60,000 shares. The restricted stock awards terminated at the end of the fiscal year 2000.

The Corporation does not pay non-officer directors for their services as such, nor does it pay any director's fees for attendance at meetings. Directors are reimbursed for any expenses incurred by them in their performance as directors.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

As of April 24, 2000, the Corporation entered into a Consulting Agreement with Mr. W. Scott Lawler, who was at that time its President and a member of its Board of Directors, pursuant to which Mr. Lawler agreed to relocate to Calgary, Alberta, Canada, to work at the Corporation's facilities in Calgary and devote more substantial time to the operations of the Corporation. The term of the Consulting Agreement is 2 years, with an option on Mr. Lawler's part to extend for 1 additional year. Mr. Lawler will receive an annual salary of $75,000.00, plus stock options (at terms yet to be determined) and automatic annual salary increases of 10%. As a further inducement to Mr. Lawler to move to Calgary on the Corporation's behalf, the Corporation purchased a home for Mr. Lawler's personal use. The purchase price of the home was $541,241. The Corporation assumed a variable interest rate mortgage from Alberta Treasury Branch in the amount of $384,554 amortized over 25 years. On May 1, 2005, the loan can either be repaid or renewed with the interest rate converted to the then prevailing rate. The monthly payments of principal and interest are $2,636, which Mr. Lawler is obligated to make, along with all payments for property taxes, property insurance and maintenance. Title to such property is in the name of the Corporation. Mr. Lawler provided funds to the Corporation in the amount of $167,842 to pay for the down payment and all closing costs associated with the purchase. The funds were provided in the form of a subscription for shares of the Corporation's Class A common stock at the purchase price of $1.00 per share. The shares were issued pursuant to the exemption from registration found in Rule 506 promulgated by the SEC under the Securities Act of 1933. The net proceeds to the Corporation realized from this offering was $167,842, as this offering was made without the use of any agent or salesman and was conducted without any costs, commissions or finders' fees. If Mr. Lawler's Consulting Agreement expires or is terminated, Mr. Lawler will have the option to purchase the property by assuming the mortgage and returning to the Corporation 167,842 shares of its Class A Common Stock. Such purchase must be completed within 120 days of termination of the Consulting Agreement. If Mr. Lawler does not exercise his option to purchase the property, the Corporation will be obligated for the mortgage payments and other costs associated with this property. If and when the property is sold, the Corporation will receive any and all gains (and/or losses) from such sale, less the cost of any pre-approved improvements to the property paid for by Mr. Lawler. However, Mr. Lawler has the option of acquiring title to the property (and thus all resulting gains or losses) by: (a) assuming or paying off the Corporation's mortgage; and (b) surrendering to the Corporation the 167,842 shares of Class A common stock obtained from the Corporation in a private placement.

During the fiscal year ended December 2000 the Corporation provided funds in the form of a loan in the amount of $293,500 to Ocean Exploration Ltd., a Belize corporation, and greater than 5% shareholder. The loan is secured by the assignment of a convertible debenture over the assets of a public reporting Alberta corporation. The loan earns interest at a rate of prime plus 2% and is payable on demand. At December 31, 2002 the loan was retired in full.

During the fiscal year ended December 31, 2000 Caribbean Overseas Investments Limited, a Belize corporation, and greater than 5% shareholder, provided funds totaling $208,240 to the Corporation as general working capital in the form of a loan. The loan bears interest at a rate of prime plus 2% and is due and payable within 12 months. At December 31, 2002 the loan was retired in full.

On November 20, 2001, the Corporation entered into an agreement with Food and Culinary Technology Group, Inc. ("FACT Group") to acquire all of the issued and outstanding shares of FACT Group in exchange for 2,000,000 shares of the Class C common stock of the Corporation. International Securities Group, Inc. is a 60% shareholder of FACT Group. Mr. W. Scott Lawler, a director of the Corporation, is the sole shareholder and beneficial owner of International Securities Group, Inc.

On December 20, 2001 as part of a Purchase and Sale Agreement by and between the Corporation, Texas T Petroleum Ltd. (a corporation which shares a common director with the Corporation) and various other unrelated third parties, Texas T Petroleum Ltd. acquired 500,000 shares of common stock of the Corporation, the acquisition of which resulted in Texas T Petroleum Ltd. becoming a greater than 5% shareholder.

On December 31, 2002, the Corporation entered into a Financing and Security Agreement with Ultimate Resort Destinations, Inc., a private Alberta corporation ("Ultimate") which shares a common officer and director with the Corporation, Ms. Jacqueline Danforth. In connection with such agreement, the Corporation issued to Ultimate a Secured Convertible Debenture with respect to the total amount of $650,000 that had been provided by Ultimate to the Corporation in a series of loans since January 2001 for working capital and renovations to one of the Corporation's commercial buildings. As part of this agreement, the Corporation issued to Ultimate 107,250 restricted shares of its Class A Common Stock. The Secured Convertible Debenture accrues interest at the rate of eighteen percent (18%) per annum and matures on December 31, 2004. Payments of accrued interest are due and payable on the last day of each month, up to maturity, at which point principal and any accrued but unpaid interest is due and payable. The principal amount of this debenture is convertible into shares of the Company's Class A Common Stock at a conversion price of $0.40 per share. If the shares underlying the debenture are registered by the Corporation with the SEC in an effective registration statement and the market price of the Corporation's Class A Common Stock exceeds $1.00 for a consecutive ten (10) day period, the balance of this debenture and all accrued and unpaid interest thereon will automatically convert into 1,625,000 shares of Class A Common Stock.

Option/SAR Grants During the Most Recently Completed Financial Year.
NAME OF OPTIONEE	SECURITIES UNDER OPTIONS/SARS GRANTED (#)	% OF TOTAL OPTIONS/SARS GRANTED IN FINANCIAL YEAR	EXERCISE OR BASE PRICE ($/SECURITY)
N/A	-0-	-0-	-0-

Aggregated Option/SAR Exercises During The Most Recently Completed Financial Year and Financial Year-End Option/SAR Values.
NAME OF OPTIONEE	SECURITIES ACQUIRED ON EXERCISE (#)	AGGREGATE VALUE REALIZED ($)	UNEXERCISED OPTIONS/SAR FINANCIAL YEAR END (#) EXERCISABLE/ UNEXERCIABLE

Jacqueline Danforth, President and Director	Nil	Nil	200,000 exercisable

W. Scott Lawler, Director	Nil	Nil	200,000 exercisable

No stock options were exercised by directors, officers, employees and consultants during the years ended December 31, 2002 and 2001. No pension plan or retirement benefit plans have been put in place by the Corporation to date.

QUORUM AND VOTING

In an election of directors, that number of candidates equaling the number of directors to be elected having the highest number of votes cast in favor of their election, are elected to the Board of Directors of the Corporation (the "Board of Directors"), provided a quorum is present. Votes may be cast or withheld with respect to the Proposal to elect three members of the Board of Directors for terms expiring at the Corporation's Annual Meeting of Shareholders in 2004. Votes that are withheld will be counted toward a quorum, but will be excluded entirely from the tabulation for such Proposal and, therefore, will not affect the outcome of the vote on such Proposal.

Record holders of our Class A and Class C Common Stock may cast one vote for each director nominated for office and one vote for each other Proposal for each share held of record at the close of business on June 27, 2003.

Approval of the matters before the meeting requires the affirmative vote of a majority of the votes cast by shareholders present at the meeting in person or by proxy.

OTHER BUSINESS

We do not know of any other item of business that may come before the meeting, except a motion to adjourn. If at the meeting a sufficient number of votes are not cast to adopt one or more of the items proposed for adoption, the persons named in the accompanying form of proxy may vote to adjourn the meeting to another specific date and time.

SHAREHOLDERS PROPOSALS

Shareholders may submit proposals on matters appropriate for shareholder action at subsequent annual meetings of the Corporation consistent with Rule 14a-8 promulgated under the Securities Exchange Act of 1934. For such proposals to be considered for inclusion in the Proxy Statement and Proxy or Information Statement for the 2004 Annual Meeting of Shareholders, such proposals must be received by the Corporation no later than March 31, 2004. Such proposals should be directed to Fact Corporation, 1530-9th Avenue S.E., Calgary, Alberta T2G 0T7 to the Attention of: Ms. Jacqueline Danforth, Secretary.

ANNUAL REPORT

Enclosed is a copy of our Annual Report on Form 10-KSB for the year ended December 31, 2002 and as filed with the Securities and Exchange Commission,.

By order of the Board of Directors
/s/ Jacqueline Danforth President

FACT CORPORATION
Audit Committee Charter

Organization

There shall be a committee of the board of directors to be known as the audit committee. The audit committee shall be composed of directors, the majority of whom are independent of the management of the corporation and are free of any relationship that, in the opinion of the board of directors, would interfere with their exercise of independent judgment as a committee member.

Statement of Policy

The audit committee shall provide assistance to the corporate directors in fulfilling their responsibility to the shareholders, potential shareholders, and investment community relating to corporate accounting, reporting practices of the corporation, and the quality and integrity of the financial reports of the corporation. In so doing, it is the responsibility of the audit committee to maintain free and open means of communication between the directors, the independent auditors, the controller's, and the financial management of the corporation. One of the key functions of the audit committee is to oversee and confirm that internal controls and disclosure controls have been effectively established by Management of the corporation.

Responsibilities

In carrying out its responsibilities, the audit committee believes its policies and procedures should remain flexible, in order to best react to changing conditions and to ensure to the directors and shareholders that the corporate accounting and reporting practices of the corporation are in accordance with all requirements and are of the highest quality.

In carrying out these responsibilities, the audit committee will:

  Provide an open avenue of communication between the controller, the independent auditor, and the board of directors.

  Review and update the committee's charter annually.

  Create an agenda for the ensuing year.

  Maintain minutes or other records of meetings and activities of the Audit Committee.

  Recommend to the board of directors the independent auditors to be nominated, approve the compensation of the independent auditor, and review and approve the discharge of the independent auditors.

  Review and concur in the appointment, replacement, reassignment, or dismissal of the director of internal auditing.

  Confirm and assure the independence of the controller and the independent auditor, including a review of management consulting services and related fees provided by the independent auditor.

  Inquire of management, the director of internal auditing, and the independent auditor about significant risks or exposures and assess the steps management has taken to minimize such risks to the company.

  Consider, in consultation with the independent auditor and the director of internal auditing, the audit scope and plan of the controller and the independent auditor.

  Consider with management and the independent auditor the rationale for employing audit firms other than the principal independent auditor.

  Review with the director of internal auditing and the independent auditor the coordination of audit effort to assure completeness of coverage, reduction of redundant efforts, and the effective use of audit resources.

  Consider and review with the independent auditor and the director of internal auditing:

    The adequacy of the company's internal controls including computerized information system controls and security.

    Any related significant findings and recommendations of the independent auditor and internal auditing together with management's responses thereto.

    The adequacy of internal controls and procedures related to executive travel and entertainment

  Review with management and the independent auditor at the completion of the annual examination:

    The company's annual financial statements and related footnotes.

    The independent auditor's audit of the financial statements and his or her report thereon.

    Any significant changes required in the independent auditor's audit plan.

    Any serious difficulties or disputes with management encountered during the course of the audit.

    Other matters related to the conduct of the audit which are to be communicated to the committee under generally accepted auditing standards.

  Consider and review with management and the director of internal auditing:

  Significant findings during the year and management's responses thereto.

  Any difficulties encountered in the course of their audits, including any restrictions on the scope of their work or access to required information.

  Any changes required in the planned scope of their audit plan.

  The internal auditing department budget and staffing.

  The internal auditing department charter.

  Internal auditing compliance with the IIA's Standards for the Professional Practice of Internal Auditing (Standards).

15. Review filings with the SEC and other published documents containing the company's financial statements and consider whether the information contained in these documents is consistent with the information contained in the financial statements.

16. Review with management, the independent auditor, and the director of internal auditing the interim financial report before it is filed with the SEC or other regulations

17. Review policies and procedures with respect to officers and director's; expense accounts and perquisites, including their use of corporate assets, and consider the results of any review of these areas by the controller or the independent auditor.

18. Review legal and regulatory matters that may have a material impact to the financial statement's related company compliance policies, and programs and reports received from regulators.

19. Meet with the director of internal auditing, the independent auditor, and management in separate executive sessions to discuss any matters that the committee or these groups believe should be discussed privately with the audit committee.

20. Report committee actions to the board of directors with such recommendations as the committee may deem appropriate.

21. Prepare a letter for inclusion in the annual report that describes the committee's composition and responsibilities, and how they were discharged.

22. The audit committee shall have the power to conduct or authorize investigations into any matters within the committee's scope of responsibilities. The committee shall be empowered to retain independent counsel, accountants, or others to assist it in the conduct of any investigation.

23. The committee shall meet at least four times per year or more frequently as circumstances require. The committee may ask members of management or others to attend the meeting and provide pertinent information as necessary.

24. The committee will perform such other functions as assigned by law, the company's charter or bylaws, or the board of directors.

The membership of the audit committee shall consist of a MAJORITY of independent members of the board of directors who shall serve at the pleasure of the board of directors. Immediately upon the board of directors attaining membership of five members, the audit committee shall consist of a minimum of three independent members of the board of directors. Audit committee members and the committee chairman shall be designated by the full board of directors.

The duties and responsibilities of a member of the audit committee are in addition to those duties set out for a member of the board of directors.